Cohen & Co®

COHEN & COMPANY, LTD.
Registered with the Public Company Accounting Oversight Board

800.229.1099 | 866.818.4538 FAX | cohenco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2026, relating to the financial statements and financial highlights of
Kensington Active Advantage Fund, Kensington Managed Income Fund, Kensington Dynamic Allocation
Fund, Kensington Defender Fund, Kensington Hedged Premium Income ETF, and Kensington Credit
Opportunities ETF, each a series of Managed Portfolio Series, which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “Financial
Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements
of Additional Information.
/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
April 27, 2026